Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

(October 10, 2006)

OMNI CAPITAL ANNOUNCES NEW HIRES

Contact:	Jule Kreyling
Omni Capital
(678) 244-6376
jkreyling@onb.com

ATLANTA, GA – Omni Capital, a division of Omni National Bank headquartered in Atlanta, Georgia, announces several new hires. Omni Capital provides a variety of equipment financing and leasing solutions to small and middle market companies in all industries throughout the United States. Its transaction sizes range from $100,000 to over $10 million and include all equipment types. Jule Kreyling, Division President is pleased to announce the following additions to Omni Capital’s team of equipment leasing and financing professionals:

David Mullen has joined the Company as Vice President, Business Development. Mullen has almost 20 years of experience in equipment financing. He was previously with AT&T Capital, Textron Financial Corporation, American Equipment Leasing and most recently ORIX Financial Services. Mullen holds a BBA from the University of Massachusetts at Amherst and an MBA from DePaul University, Chicago. Mullen will be based in Seekonk, Massachusetts.

David Mills has been named Vice President, Business Development. He has 20 years of experience in equipment financing. Prior to joining Omni Capital, he spent 10 years with Mellon US Leasing and most recently 5 years with ORIX Financial Services. Mills holds a BS in Marketing from Miami University – Oxford, Ohio. Mills will be based in Chicago, Illinois.

Adam Brandau has joined Omni Capital as Vice President, Credit & Syndications. Brandau has over 13 years of experience in equipment financing. He was previously with Textron Financial Corporation, Bank of America, Transamerica Equipment Finance, GMAC Equipment Finance and most recently ORIX Financial Services. He holds a BBA in Finance from the University of West Georgia. Brandau will be based in Atlanta, Georgia.

Steve Ferguson has been hired as Omni Capital’s Credit Manager. Ferguson has 15 years of experience in equipment financing. He has worked for International Finance Group, CitiCapital and General Electric Equipment Finance. Ferguson holds a BS and an MBA from Franklin University. He will be based in Atlanta, Georgia.

Evan Patchett has joined the Company as Account Executive. Patchett is a recent graduate of Elmhurst College where he earned a BS in Finance and Economics and graduated cum laude. He will be based in Chicago, Illinois.

In addition, Frank DePasquale has joined Omni Capital. DePasquale is Vice President, Business Development. He has almost 20 years of experience in equipment financing and was formerly with Bank of America, Finova Capital, General Electric and ORIX Financial Services. He holds a BS in Agricultural and Managerial Economics from the University of California at Davis. He is based in Charlotte, North Carolina.

All of these new members of the Omni Capital team will report to Jule Kreyling, Division President. Per Kreyling, the key to success in any organization is the quality of its people. “I couldn’t be more pleased with the cadre of professionals we have assembled at Omni Capital. Our group, which includes two attorneys, three MBAs and a CPA, is a team of highly experienced players.”

Stephen Klein, Chairman and CEO of Omni National Bank, added, “We are well positioned to serve the equipment financing needs of our customers and to achieve our growth objectives within the middle market.”

Kreyling also said, “Many of us have worked together for extended periods at both American Equipment Leasing and Textron Financial Corporation and we are excited about the prospect of further building upon a first rate equipment financing and leasing operation.”

About Omni

Omni Capital is a division of Omni National Bank, an Atlanta based bank with over $500 million in total assets. Omni National Bank has offices in Georgia, North Carolina, Florida, Alabama and Illinois. Omni Financial Services, Inc., the parent company of Omni National Bank, recently consummated its initial public offering and trades on the Nasdaq Global Market under the symbol OFSI.

This press release contains forward-looking statements concerning Omni’s future activities. Such statements are subject to important factors that could cause Omni’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include the factors identified under the heading “Risk Factors” in Omni’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission, which are incorporated herein by reference.

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